Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations (972) 580-6360	Vice President-Corporate Marketing/ Communications
(972) 580-6353
MERITAGE HOMES ANNOUNCES PRELIMINARY SALES, CLOSINGS AND BACKLOG
FOR THE FIRST QUARTER OF 2010
     Scottsdale, Ariz. (April 6, 2010) — Meritage Homes Corporation (NYSE: MTH), one of America’s top 10 homebuilders, today reported preliminary sales, closings and backlog for the first quarter ended March 31, 2010.
     The Company expects to report approximately $201 million of closing revenue on 808 homes with an average price of approximately $248,000 for the first quarter of 2010, and $268 million in net sales on 1,064 homes with an average price of approximately $252,000, after an 18% cancellation rate during the quarter. These results compared to closing revenue of $231 million on 932 homes with an average price of approximately $248,000 the first quarter of 2009, and $232 million in net sales on 987 homes with an average price of approximately $235,000, after a 26% cancellation rate in the quarter a year ago. Ending backlog at March 31, 2010, is estimated to be valued at $355 million for 1,351 homes under contract, compared to $339 million for 1,336 homes under contract at March 31, 2009.
     “The 2010 spring selling season started out better than last year, with sales increasing sequentially each month throughout the first quarter of 2010, although our expectations coming into the quarter were more optimistic,” said Steven J. Hilton, chairman and CEO of Meritage Homes. “The extended and expanded home buyer tax credit didn’t appear to positively impact our sales in the first quarter as much as we’d hoped. Also, by comparison to last year, the abnormally wet and cold winter weather we experienced during the quarter also took a toll on both our sales and closings, but we remain confident in our ability to achieve our goal of returning to profitability in 2010.”
     The Company plans to release earnings on April 28 after the market closes, and will host a conference call with analysts which will be webcast live on April 29, 2010, at 10:30 a.m. Eastern Time (7:30 a.m. local time in Scottsdale) to discuss first quarter 2010 results. The webcast will be available through the “Investor Relations” page of the Company’s web site at http://www.meritagehomes.com. Participants are encouraged to log in five minutes before the call begins. A replay of the call will be available after 12:00 p.m. EDT on April 29, 2010 on the website noted above.
About Meritage Homes Corporation
     Meritage Homes Corporation is the 9th largest homebuilder in the U.S. based on homes closed. Meritage offers a variety of homes across the Southern and Western states designed to appeal to a wide range of home buyers, including first-time, move-up, luxury and active adult buyers, with base prices starting from under $100,000. As of December 31, 2009, the Company had 153 actively selling communities in 12 metropolitan areas including Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, and the East Bay/Central Valley and Inland Empire of California. Meritage Homes and its predecessor companies have delivered more than 65,000 homes since the Company was founded in 1985.
     In 2010, Meritage is celebrating its 25th Anniversary, and is the only large national homebuilder to be 100% ENERGY STAR® qualified in every home started in certain communities in 2010. The Company has launched a new Simply Smart Series™ and a 99-day guaranteed completion program in certain communities. Meritage has designed and built more than 65,000 homes in its 25-year history, and has a reputation for its distinctive style, quality construction and positive customer experience. To find a Meritage community near you, go to www.meritagehomes.com.
Meritage Homes is listed on the NYSE under the symbol MTH.
For more information about the Company, visit http://investors.meritagehomes.com
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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include: Meritage’s estimates of first quarter 2010 sales, closings, backlog and cancellation rate; the anticipated impacts of the home buyer tax credit; and achieving its goal of returning to profitability in 2010. Such statements are based upon the current beliefs and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in Meritage Homes Corporation Form 10-K for the year ended December 31, 2009 under the caption “Risk Factors”. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the Company’s stock and note prices may fluctuate significantly. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.
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